UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported): August 25, 2026

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32530	36-3922969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd, Suite 1010
The Woodlands, Texas 77381
(Address of principal executive offices, including zip code)

(281) 941-2445
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	PPIH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2026, Perma-Pipe International Holdings, Inc. (the “Company”), as borrower, certain subsidiaries of the Company party thereto as loan parties, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, entered into a Credit Agreement (the “2026 Credit Agreement”). The 2026 Credit Agreement replaces the Company’s existing Credit Agreement dated April 8, 2026 with JP Morgan Chase Bank, N.A., as lender (the “Existing Credit Agreement”), which was terminated concurrently with the closing of the 2026 Credit Agreement. In connection with the closing, all outstanding borrowings under the Existing Credit Agreement were repaid in full. The 2026 Credit Agreement provides for a secured credit facility consisting of a $75.0 million revolving credit facility, which includes availability for letters of credit up to $30.0 million and swingline loans up to $5.0 million, and a $14.0 million term loan facility. Subject to the terms and conditions set forth in the 2026 Credit Agreement, the Company may also request increases in the revolving commitments or incremental term loans in an aggregate amount not to exceed $50.0 million. On the closing date, the Company borrowed $14.0 million under the term loan facility, and the proceeds thereof, together with other available cash, were used to repay outstanding borrowings under the Existing Credit Agreement. As of the closing date, $23.0 million was outstanding under the revolving credit facility. The Company intends to use borrowings under the 2026 Credit Agreement for working capital and general corporate purposes, which may include, from time to time, permitted acquisitions and other investments.

The revolving loans may be borrowed, repaid and reborrowed from time to time prior to the revolving credit maturity date, and the term loans are scheduled to amortize in quarterly installments beginning September 30, 2026, with the remaining unpaid principal due on the term loan maturity date. The revolving credit facility and term loan facility mature on August 25, 2031, unless earlier terminated or accelerated in accordance with the terms of the 2026 Credit Agreement.

Borrowings under the 2026 Credit Agreement bear interest, at the Company’s option and subject to the terms of the 2026 Credit Agreement, at rates based on the Alternate Base Rate or applicable term benchmark rates, including Adjusted Term SOFR, Adjusted EURIBOR or Adjusted Term CORRA, plus an applicable margin (each such term as defined in the 2026 Credit Agreement). The applicable margin is determined by reference to the Company’s leverage ratio and ranges from 1.50% to 2.00% for Alternate Base Rate loans and from 2.50% to 3.00% for term benchmark and RFR loans (as defined in the 2026 Credit Agreement). The Company is also required to pay a commitment fee on the unused portion of the revolving commitments at a rate ranging from 0.20% to 0.30%, based on the Company’s leverage ratio, as well as customary fees with respect to letters of credit and administrative agent fees.

The obligations under the 2026 Credit Agreement are guaranteed by certain subsidiaries of the Company and are secured by liens on collateral granted by the loan parties. The 2026 Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default. The covenants include, among others, restrictions on indebtedness, liens, investments, dispositions, restricted payments and certain other transactions, as well as financial covenants requiring compliance with a leverage ratio and a fixed charge coverage ratio. The 2026 Credit Agreement requires the Company to maintain a consolidated leverage ratio of not more than 3.00 to 1.00 and a fixed charge coverage ratio of not less than 1.25 to 1.00, subject to the terms and exceptions set forth therein.

The foregoing description of the 2026 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2026 Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the 2026 Credit Agreement, on August 25, 2026, the Company terminated the Existing Credit Agreement. The information included in Item 1.01 above is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed or furnished herewith:

Exhibit
Number

10.1	Credit Agreement Dated August 25, 2026
99.1	Perma-Pipe Announces Closing of Global Credit Facility of Up to $139 Million
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

Date: August 27, 2026	By:	/s/ Matthew E. Lewicki
Matthew E. Lewicki
Vice President and Chief Financial Officer